UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2015
SONOCO PRODUCTS COMPANY
Commission File No. 001-11261

Incorporated under the laws	I.R.S. Employer Identification
of South Carolina	No. 57-0248420
1 N. Second St.
Hartsville, South Carolina 29550
Telephone: 843/383-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Richard G. Kyle was elected to the Sonoco Board of Directors on February 10, 2015, with an effective start date of February 19, 2015.

Mr. Kyle is president, chief executive officer and board member of The Timken Company (NYSE: TKR), a $3.1 billion global company headquartered in North Canton, Ohio. Timken engineers, manufactures and markets Timken® bearings, transmissions, gearboxes, chain and related products, and offers a spectrum of power system rebuild and repair services. Prior to being elected president and CEO in 2014, Mr. Kyle served as chief operating officer of Timken’s Bearings and Power Transmission Group; previously he was group president responsible for the company’s aerospace and steel segments as well as the engineering and technology organizations.

Mr. Kyle, 49, is a native of Mishawaka, Indiana. He received a bachelor’s degree in mechanical engineering from Purdue University and later earned his MBA from Northwestern University’s Kellogg Graduate School of Management. Prior to joining Timken in 2006, Mr. Kyle held management positions with Cooper Industries and later was vice president of operations for a division of Hubbell, Inc. He resides in Canton, Ohio, and serves on the Board of Directors of the United Way of Greater Stark County.

Mr. Kyle has been appointed to serve on the Audit and Financial Policy Committees of the Board.

The Company has not entered into any material contracts, plans or arrangements with Mr. Kyle. There are no family relationships between Mr. Kyle and any other executive officer or director of the Company, and there are no arrangements or understandings pursuant to which she has been appointed. There are no transactions between the Company and Mr. Kyle that would constitute related person transactions under Item 404(a) of Regulation S-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY

Date: February 23, 2015	By:	/s/ Barry L. Saunders
Barry L. Saunders Vice President and Chief Financial Officer